 Exhibit 99.1

Emerald Oil Enters into Definitive Agreement to Acquire Core Delaware Basin Acreage;
Increases 2015 Production and Capex Guidance

DENVER, CO – May 11, 2015 -- Emerald Oil, Inc. (NYSE MKT: EOX) ("Emerald" or the "Company") today announced that it has entered into a definitive agreement with undisclosed sellers to acquire core Delaware Basin acreage in Lea and Eddy Counties, New Mexico. The total purchase price for the asset package is approximately $75.2 million in cash, and the acquisition is expected to close at the end of May 2015.

Acquisition of Delaware Basin Properties and Updated Guidance

•	Approximately 10,746 net acres (80% working interest; 100% operated) in Lea and Eddy Counties, New Mexico;
•	Multi-stacked, oil-weighted pay zones which are prospective for the Avalon shale, Bone Spring sand and Wolfcamp shale;

•	Approximately 400 potential drilling locations in the Avalon shale, 1st, 2nd & 3rd Bone Spring sand, and Wolfcamp shale, with additional development potential through downspacing and delineating other horizontal zones;

•	Delaware Basin assets can deliver returns above the cost of capital at existing commodity prices;

•	Acreage has de-risked drilling inventory with attractive economics based on extensive production data from offset operators, including EOG Resources, Inc., Cimarex Energy, Co., Concho Resources Inc., and Matador Resources Company;

•	Plan to drill 5 net Delaware Basin wells for $33-$38 million in the remainder of 2015;

•	Ready access to midstream and transportation infrastructure;

•	Increasing Q4:2015 production guidance range from 4,000 – 4,300 Boe/d to 4,600 – 4,900 Boe/d;

•	For additional details, please see our updated corporate presentation at www.emeraldoil.com.

Property Overview

Note: Dark green shaded area on map represents target assets.

Updated 2015 Production and CAPEX Guidance

Assumes Emerald’s variable one rig program for 2015 in the Williston Basin, and the addition of one operated rig beginning operations in the Delaware Basin in the third quarter of 2015. Incremental production guidance for Delaware Basin assets based on the Company’s analysis of offset operator production results as well as available geologic data.

	Previous Boe/d Range		Updated Boe/d Range
	Low End	High End	Low End	High End
1Q 2015 Average	4,000	4,300	4,000	4,300
2Q 2015 Average	4,500	4,800	4,500	4,800
3Q 2015 Average	4,300	4,600	4,300	4,600
4Q 2015 Average	4,000	4,300	4,600	4,900

2015 Average	4,200	4,500	4,350	4,650
Estimated year over year average production growth	18%	27%	23%	31%

	2015 Capital Expenditures Range ($mm)
	Previous Range				Updated Range
	Low End		High End		Low End		High End
2015 Williston Basin Drilling & Completion Budget	$62		$81		$52		$71
2015 Delaware Basin Drilling & Completion Budget	N/A		N/A		$33		$38
2015 Land Budget	$1		$5		$1		$5

Net Operated Well Count*	6.5	*	8.5	*	11.5	*	13.5	*

*Includes 5 net wells in the Delaware Basin, and 5 drilled and completed wells and the completion of 8 previously drilled wells in the Williston Basin

Financing

Emerald is currently evaluating multiple financing options including public and private debt and equity to fund the acquisition and associated increases in capital expenditures. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

About Emerald

Emerald is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Delaware Basin of New Mexico and the Williston Basin of North Dakota and Montana, targeting the Avalon shale, Bone Spring sand and Wolfcamp shale in the Delaware Basin and the Bakken and Three Forks shale oil formations and Pronghorn sand oil formation in the Williston Basin. Emerald is based in Denver, Colorado. More information about Emerald can be found at www.emeraldoil.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements regarding the Company’s expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Corporate Contact:

Emerald Oil, Inc.

Mitch Ayer

Vice President- Finance & Investor Relations

(303) 595-5600

info@emeraldoil.com

www.emeraldoil.com